Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2010 Earnings; Updates Guidance for FY 2010

SAN DIEGO--(BUSINESS WIRE)--May 12, 2010--Jack in the Box Inc. (NASDAQ:JACK) today reported net earnings of $17.7 million, or 32 cents per diluted share, for the second quarter ended April 11, 2010, compared with earnings from continuing operations of $29.6 million, or 51 cents per diluted share, for the second quarter of fiscal 2009. The decline in diluted earnings per share was due primarily to a decrease of approximately 15 cents per share in gains on the sale of company-operated Jack in the Box® restaurants as a result of the timing of such transactions.

Same-store sales at Jack in the Box company restaurants decreased 8.6 percent in the second quarter of 2010 compared with a year-ago increase of 0.4 percent.

Linda A. Lang, chairman, chief executive officer and president, said, “California experienced continued stabilization and was our best performing market for the second quarter on both a one- and two-year basis. Although both transactions and average check improved from the first quarter, we don’t expect significant improvement in underlying fundamentals until high unemployment rates in our major markets for our key customer demographics begin to improve.”

System same-store sales at Qdoba Mexican Grill® increased 3.1 percent in the second quarter versus a year-ago decrease of 2.3 percent. Lang said, “After beginning the quarter with negative same-store sales resulting from severe winter weather, Qdoba’s same-store sales improved steadily throughout the quarter, and benefitted from both our new Craft 2™ menu and increased spending by consumers in the fast-casual segment.”

Consolidated restaurant operating margin was 15.2 percent of sales in the second quarter of 2010, compared with 16.5 percent of sales in the year-ago quarter. The company estimates that sales deleverage negatively impacted margins by approximately 190 basis points in the second quarter of 2010.

Food and packaging costs were 70 basis points better than prior year. Overall commodity costs were approximately 1 percent lower in the quarter versus prior year. Beef was slightly favorable in the quarter, and the benefit of lower costs for poultry, shortening and potatoes offset higher produce and pork costs.

Payroll and employee benefits costs were 30.2 percent of restaurant sales versus 30.0 percent in the year-ago quarter as sales deleverage of approximately 40 basis points offset labor productivity initiatives. Occupancy and other costs increased 180 basis points due primarily to sales deleverage and higher depreciation due to the company’s ongoing restaurant re-image program.

Franchised restaurant costs for the second quarter increased to 45.6 percent of franchised restaurant revenues from 41.2 percent last year due primarily to sales deleverage against fixed rental costs.

SG&A expense for the second quarter decreased by $8.7 million and was 11.0 percent of revenues compared with 11.6 percent last year. The decrease in SG&A was attributable primarily to the following:

  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $5.2 million.
  Advertising costs were $3.7 million lower, approximately half of which was due to refranchising.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $0.7 million in the second quarter as compared to a positive impact of $1.9 million in last year’s second quarter, resulting in a year-over-year increase in SG&A of $1.2 million.
  Facility charges declined by $1.7 million due primarily to lower impairment charges. Facility charges are expected to be higher in the back half of the year due to the timing of interior re-images.
  Incentive compensation declined by $3.3 million.
  Pension expense increased by $3.9 million due primarily to lower discount rates. Higher pension expense is expected to continue throughout the year and is non-cash in nature. The company expects cash pension contributions for the full year to be similar to last year.

The company sold 30 company-operated Jack in the Box restaurants to franchisees during the quarter, below its internal expectations due to the timing of one transaction involving 21 restaurants. The closing of that sale to a new franchisee was delayed until early in the third quarter.

Gains on refranchising transactions totaled $3.0 million in the second quarter compared with $17.2 million in the year-ago quarter from the sale of 46 restaurants. Average gains were $100,000 for the second quarter of fiscal 2010 as compared to $375,000 in the second quarter of fiscal 2009. The restaurants sold in the second quarter had lower-than-average sales volumes and cash flows; however, the company expects these transactions to be accretive to future operating earnings while generating $7.5 million in cash proceeds from the sales.

“More than 48 percent of the Jack in the Box system is now franchised, and we expect to cross the 50 percent mark later this quarter,” Lang said. “We remain on track to achieve our long-term goal to increase the percentage of franchise ownership to 70 to 80 percent by the end of fiscal year 2013.”

The company did not provide any financing during the quarter for refranchising transactions, but collected $3.3 million related to previous refranchising transactions. As of the end of the second quarter, notes receivable from franchisees related to refranchising activities totaled $7.2 million.

The company repurchased approximately 464,000 shares of its common stock in the second quarter of 2010 at an average price of $21.54 per share. Through the first two quarters of fiscal 2010, the company repurchased approximately 2,569,000 shares of its common stock at an average price of $19.44 per share. Approximately $47 million remains available for additional purchases according to the terms of the company’s credit facility under a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

Restaurant openings

Eleven new Jack in the Box restaurants opened in the second quarter, including 4 franchised locations, compared with 18 new restaurants opened system-wide during the same quarter last year, of which 4 were franchised locations.

In the second quarter, 4 Qdoba restaurants opened, including 3 franchised locations, versus 15 new restaurants in the year-ago quarter, 8 of which were franchised.

At April 11, 2010, the company’s system total comprised 2,233 Jack in the Box restaurants, including 1,080 franchised locations, and 505 Qdoba restaurants, including 345 franchised locations.

Second quarter FY 2010 initiatives

In early February, the company debuted a new platform, Grilled Sandwiches, with two varieties, each served on a new grilled artisan bread: Turkey, Bacon & Cheddar, which features roasted turkey, two slices of cheddar cheese and two bacon strips topped with a sun-dried tomato sauce; and Deli Trio, which features Genoa salami, sliced ham, roasted turkey, two slices of provolone cheese and two pickle fillets topped with a creamy Italian sauce. Grilled Sandwiches are generally priced at $3.99, plus tax.

In March, Jack in the Box introduced new, crispier French fries, which have a shorter cook time and maintain their temperature longer.

Also in March, Jack in the Box expanded its line of entreè salads by adding a Grilled Chicken Salad, which features a blend of fresh Romaine, Iceberg and Spring Mix along with shredded cheddar cheese, grape tomatoes, cucumber slices, red onion and shredded carrots served with seasoned croutons and low-fat balsamic dressing on the side. The salad is topped with strips of grilled chicken and meets the nutritional criteria for HealthyDiningFinder.com, an online resource featuring dietician-approved healthy dining menu options.

On the value front, Jack in the Box continued to offer its Jumbo Deal through February, which included a Jumbo Jack® hamburger, two tacos, a small order of fries, and a small drink – all for just $3.49, plus tax. For the last six weeks of the quarter, a breakfast value message – two biscuits with sausage or bacon and cheese for $3, plus tax – was featured. In addition, during Lent, Jack in the Box offered a Fish Sandwich for just $1.49, plus tax.

Third quarter FY 2010 initiatives

Jack in the Box continues to have a robust pipeline of new products that are in various stages of development and test. “Our marketing strategy is to target multiple dayparts and balance our advertising and promotions to feature innovative premium products along with value-priced offerings,” Lang said.

Jack in the Box launched two new products in April and debuted a mix-and-match option offering guests a unique opportunity to build their own combo meals:

  Leveraging the new Grilled Sandwich platform, Jack in the Box expanded its breakfast menu with a Grilled Breakfast Sandwich. Featuring premium grilled artisan bread, the new sandwich includes two fried eggs and two slices each of American cheese, ham and bacon.
  Jack in the Box introduced a new premium blend of coffee made with Kona coffee beans. The new Kona Classic® coffee blend is being brewed for the chain’s hot and iced coffee drinks.

  Jack in the Box began offering guests the opportunity to mix and match any three of the following eight menu items for just $3, plus tax: Hamburger Deluxe, Jr. Bacon Cheeseburger, chicken sandwich, onion rings, egg roll, small French fries, small fountain drink and mini churros.

This week, Jack in the Box expanded its beverage platforms by introducing a Raspberry Smoothie and a Raspberry Shake made with real ice cream.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 4, 2010, and fiscal year ending Oct. 3, 2010. Fiscal 2010 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter versus 12 weeks in the fourth quarter of fiscal 2009.

Q3 FY 2010 guidance

  Same-store sales are expected to decrease 7 to 9 percent at Jack in the Box company restaurants versus a 1.0 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase 2 to 4 percent at Qdoba system restaurants versus a 2.8 percent decrease in the year-ago quarter.
  Refranchising gains are expected to be higher than the year-ago quarter.

Fiscal year 2010 guidance

  6.5 to 8.5 percent decrease in same-store sales at Jack in the Box company restaurants.
  1 to 3 percent increase in same-store sales at Qdoba system restaurants.
  Overall commodity costs are expected to decrease by approximately 1 percent for the full year, reflecting the approximate 4.5 percent decrease experienced during the first two quarters of the year. Commodity costs are expected to increase by approximately 2 percent in the third quarter and 3 percent in the fourth quarter as compared to prior year.
  Restaurant operating margin for the full year is expected to range from 15 to 16 percent, depending on same-store sales.
  45 to 50 new Jack in the Box restaurants, including approximately 30 company locations.
  30 to 40 new Qdoba restaurants, including approximately 15 company locations.

  $60 to $70 million in gains on the sale of approximately 200 Jack in the Box restaurants to franchisees, with $85 to $95 million in total proceeds resulting from the sales.
  Capital expenditures of $125 to $135 million. Capital expenditures are expected to remain in this range through fiscal year 2012. Following the planned completion of the Jack in the Box re-image program, annual capital expenditures are anticipated to be approximately $110 million or less.
  SG&A expense in the mid-11 percent range, reflecting higher advertising spending in the last half of the fiscal year.
  Tax rate of approximately 36 to 37 percent.
  Diluted earnings per share of $1.85 to $2.05. The impact of the 53rd week is estimated to contribute approximately 4 cents per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 13, 2010, beginning at 8:30 a.m. PDT (11:30 a.m. EDT). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:00 a.m. PDT on May 13.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment and trends in consumer spending patterns. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share data) (Unaudited)

	Quarter		Year-to-Date
	April 11,	April 12,	April 11,	April 12,
	2010	2009	2010	2009

Revenues:
Restaurant sales	$388,301	$468,326	$900,395	$1,096,975
Distribution sales	90,762	67,460	195,380	158,983
Franchised restaurant revenues	50,643	42,625	115,249	99,126
	529,706	578,411	1,211,024	1,355,084
Operating costs and expenses:
Food and packaging	122,316	150,654	284,643	364,328
Payroll and employee benefits	117,133	140,428	273,485	330,498
Occupancy and other	89,888	99,947	210,041	233,374
Company restaurant costs	329,337	391,029	768,169	928,200
Distribution costs of sales	90,910	67,035	196,279	157,614
Franchised restaurant costs	23,102	17,561	52,512	39,690
Selling, general and administrative expenses	58,194	66,910	131,550	157,689
Gains on the sale of company-operated restaurants, net	(2,987)	(17,234)	(12,367)	(35,595)
	498,556	525,301	1,136,143	1,247,598

Earnings from operations	31,150	53,110	74,881	107,486

Interest expense	4,125	4,979	9,897	13,180
Interest income	(252)	(406)	(589)	(880)
Interest expense, net	3,873	4,573	9,308	12,300

Earnings from continuing operations and before income taxes	27,277	48,537	65,573	95,186

Income taxes	9,597	18,951	23,645	37,633

Earnings from continuing operations	17,680	29,586	41,928	57,553

Earnings from discontinued operations, net	-	275	-	705
Net earnings	$17,680	$29,861	$41,928	$58,258

Net earnings per share - basic:
Earnings from continuing operations	$0.32	$0.52	$0.75	$1.02
Earnings from discontinued operations, net	-	0.01	-	0.01
Net earnings per share	$0.32	$0.53	$0.75	$1.03

Net earnings per share - diluted:
Earnings from continuing operations	$0.32	$0.51	$0.74	$1.00
Earnings from discontinued operations, net	-	0.01	-	0.01
Net earnings per share	$0.32	$0.52	$0.74	$1.01

Weighted-average shares outstanding:
Basic	54,972	56,714	55,711	56,644
Diluted	55,797	57,704	56,499	57,554

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	April 11,	September 27,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$12,461	$53,002
Accounts and other receivables, net	56,142	49,036
Inventories	37,768	37,675
Prepaid expenses	29,979	8,958
Deferred income taxes	44,614	44,614
Assets held for sale	92,687	99,612
Other current assets	5,193	7,152
Total current assets	278,844	300,049

Property and equipment, at cost	1,603,575	1,602,247
Less accumulated depreciation and amortization	(708,665)	(665,957)
Property and equipment, net	894,910	936,290
Other assets, net	226,728	219,571
	$1,400,482	$1,455,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$50,797	$67,977
Accounts payable	68,641	63,620
Accrued liabilities	165,312	206,100
Total current liabilities	284,750	337,697

Long-term debt, net of current maturities	348,419	357,270

Other long-term liabilities	233,609	234,190

Deferred income taxes	1,660	2,264

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 74,234,137 and
73,987,070 issued, respectively	742	740
Capital in excess of par value	178,217	169,440
Retained earnings	954,138	912,210
Accumulated other comprehensive loss, net	(76,594)	(83,442)
Treasury stock, at cost, 19,294,745 and 16,726,032 shares	(524,459)	(474,459)
Total stockholders' equity	532,044	524,489
	$1,400,482	$1,455,910

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year-to-Date
	April 11,	April 12,
	2010	2009

Cash flows from operating activities:
Net earnings	$41,928	$58,258
Earnings from discontinued operations, net	-	(705)
Net earnings from continuing operations	41,928	57,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,152	53,885
Deferred finance cost amortization	724	836
Deferred income taxes	(3,267)	(168)
Share-based compensation expense	5,500	4,962
Pension and postretirement expense	15,661	6,594
Losses (gains) on cash surrender value of company-owned life insurance	(6,026)	10,006
Gains on the sale of company-operated restaurants, net	(12,367)	(35,595)
Gains on the acquisition of franchise-operated restaurants	-	(958)
Losses on the disposition of property and equipment, net	2,360	5,784
Impairment charges	1,503	4,857
Changes in assets and liabilities, excluding acquisitions and dispositions:
Receivables	(11,811)	(10,957)
Inventories	(93)	4,085
Prepaid expenses and other current assets	(19,833)	(5,609)
Accounts payable	(3,309)	(14,913)
Pension and postretirement contributions	(11,824)	(9,524)
Other	(26,652)	(5,670)
Cash flows provided by operating activities from continuing operations	26,646	65,168
Cash flows provided by (used in) operating activities from discontinued operations	(2,172)	2,173
Cash flows provided by operating activities	24,474	67,341

Cash flows from investing activities:
Purchases of property and equipment	(42,632)	(91,171)
Proceeds from the sale of company-operated restaurants	19,093	40,429
Proceeds from (purchases of) assets held for sale and leaseback, net	8,889	(22,760)
Collections on notes receivable	7,675	21,356
Acquisition of franchise-operated restaurants	-	(6,760)
Other	1,031	(2,093)
Cash flows used in investing activities from continuing operations	(5,944)	(60,999)
Cash flows used in investing activities from discontinued operations	-	(849)
Cash flows used in investing activities	(5,944)	(61,848)

Cash flows from financing activities:
Borrowings on revolving credit facility	313,000	246,000
Repayments of borrowings on revolving credit facility	(293,000)	(287,000)
Principal repayments on debt	(46,031)	(1,647)
Proceeds from issuance of common stock	2,445	2,136
Repurchase of common stock	(50,000)	-
Excess tax benefits from share-based compensation arrangements	690	450
Change in book overdraft	13,825	(2,308)
Cash flows used in financing activities	(59,071)	(42,369)

Net decrease in cash and cash equivalents	(40,541)	(36,876)
Cash and cash equivalents at beginning of period	53,002	47,884
Cash and cash equivalents at end of period	$12,461	$11,008

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in our condensed consolidated statements of earnings:

	Quarter		Year-to-Date
	April 11,	April 12,	April 11,	April 12,
	2010	2009	2010	2009
Statement of Earnings Data:
Revenues:
Restaurant sales	73.3%	81.0%	74.4%	81.0%
Distribution sales	17.1%	11.7%	16.1%	11.7%
Franchised restaurant revenues	9.6%	7.3%	9.5%	7.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses:
Food and packaging (1)	31.5%	32.2%	31.6%	33.2%
Payroll and employee benefits (1)	30.2%	30.0%	30.4%	30.1%
Occupancy and other (1)	23.1%	21.3%	23.3%	21.3%
Company restaurant costs (1)	84.8%	83.5%	85.3%	84.6%
Distribution costs of sales (1)	100.2%	99.4%	100.5%	99.1%
Franchised restaurant costs (1)	45.6%	41.2%	45.6%	40.0%
Selling, general and administrative expenses	11.0%	11.6%	10.9%	11.6%
Gains on the sale of company-operated restaurants, net	(0.6%)	(3.0%)	(1.0%)	(2.6%)
Earnings from operations	5.9%	9.2%	6.2%	7.9%

Income tax rate (2)	35.2%	39.0%	36.1%	39.5%

(1) As a percentage of the related sales and/or revenues (2) As a percentage of earnings from continuing operations and before income taxes

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	April 11, 2010			April 12, 2009
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,190	1,022	2,212	1,346	812	2,158
New	16	12	28	26	8	34
Refranchised	(53)	53	-	(75)	75	-
Acquired by the Company	1	(1)	-	-	-	-
Closed	(1)	(6)	(7)	(5)	(1)	(6)
End of period	1,153	1,080	2,233	1,292	894	2,186
% of system	52%	48%	100%	59%	41%	100%
Qdoba:
Beginning of period	157	353	510	111	343	454
New	3	7	10	9	23	32
Acquired by the Company	-	-	-	22	(22)	-
Closed	-	(15)	(15)	-	(2)	(2)
End of period	160	345	505	142	342	484
% of system	32%	68%	100%	29%	71%	100%

Consolidated:
Total system	1,313	1,425	2,738	1,434	1,236	2,670
% of system	48%	52%	100%	54%	46%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291